UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2023

Vera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40407	81-2744449
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 Marina Boulevard, Suite 120 Brisbane, California	94005
(Address of principal executive offices)	(Zip Code)

(650) 770-0077

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.001 par value per share	VERA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On February 1, 2023, Vera Therapeutics, Inc. (the “Company”) announced that its preliminary unaudited cash, cash equivalents and marketable securities as of December 31, 2022 were approximately $114.7 million.

The Company has not yet completed its quarter-end financial close process for the quarter ended December 31, 2022. This estimate of the Company’s cash, cash equivalents and marketable securities as of December 31, 2022 is preliminary, has not been audited and is subject to change upon completion of the Company’s financial statement closing procedures. Additional information and disclosure would be required for a more complete understanding of the Company’s financial position and results of operations as of December 31, 2022. The Company’s independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary result and, accordingly, does not express an opinion or any other form of assurance about it.

The information contained in this Current Report on Form 8-K under Item 2.02 is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and will not be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified as being incorporated therein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vera Therapeutics, Inc.

Dated: February 1, 2023

	By:	/s/ Marshall Fordyce, M.D.
Marshall Fordyce, M.D.
Chief Executive Officer